EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                             WORLD DIAGNOSTICS, INC.
                               A CLASS CORPORATION

FIRST:   The name of the corporation is WORLD DIAGNOSTICS INC.

SECOND:  Its registered office in the State of Delaware is to be located at 1313
         N. Market Street, Wilmington, DE 19801-1151, County of New Castle. The registered agent in charge thereof is The Company Corporation, 1313 N. Market Street, Wilmington, DE 19801-1151.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of total authorized shares of stock of this Corporation is 1,500 shares of NO par value.

FIFTH: The name and mailing address of the incorporator is: Regina Cephas, 1313 N. Market Street, Wilmington, DE 19801-1151.

SIXTH: All of the Corporation's issued stock, exclusive of treasury shares, shall be represented by certificates and shall be held of record by not more than thirty (30) percent.

SEVENTH: All of the issued stock of all classes shall be subject to one or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law.

EIGHTH: The Corporation shall make an offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933 as it may be amended from time to time.

NINTH: Directors of the Corporation shall not liable to either the corporation or its shareholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or commissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the

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         corporation; or (4) a transaction from which the director derived an improper personal benefit.

         I, THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true, and I have accordingly hereunto set my hand.

Date: February 3, 1997

                                                               REGINA CEPHAS
                                                               -----------------
                                                               Regina Cephas